                                                                   Exhibit 10.65

  Confidential Materials omitted and filed separately with the Securities and
                Exchange Commission. Asterisks denote omissions.

                           EXCLUSIVE LICENSE AGREEMENT

      Effective as of November 2, 1998 ("Effective Date"), THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY, a body having corporate powers under the laws of the State of California ("STANFORD"), JOHNS HOPKINS UNIVERSITY, a Maryland Corporation ("JHU") and Ontogeny, Inc., having a principal place of business at 45 Moulton Street, Cambridge, MA 02138 ("LICENSEE"), agree as follows:

1.    BACKGROUND

1.1 STANFORD has an assignment of [**] from the laboratory of Dr. Roel Nusse, a Howard Hughes Medical Institute ("HHMI") investigator at STANFORD, as described in Stanford Docket S96-030 and Johns Hopkins University has an assignment of [**] from the laboratory of Dr. Jeremy Nathans, an HHMI investigator at JHU, as described in DM-3250, collectively referred to as "Invention", and any Licensed Patent, as hereinafter defined, which may issue to such Invention.

1.2 STANFORD and JHU desire to have the Invention perfected and marketed at the earliest possible time in order that products resulting therefrom may be available for public use and benefit.

1.3 LICENSEE desires a license under Invention and Licensed Patent to develop, manufacture, use, and sell Licensed Product in the field of use of human and veterinary therapeutics, drug discovery and diagnostics.

1.4 The Invention was made in the course of research supported by the Howard Hughes Medical Institute.

2.    DEFINITIONS

2.1 "Exclusive" means that, subject to Article 3, STANFORD or JHU shall not grant further licenses in the Licensed Territory in the Licensed Field of Use.

2.2 "Licensed Field of Use" means human and veterinary therapeutics, drug discovery and diagnostics.

2.3 "Licensed Materials" means proprietary materials of JHU or Stanford which are developed by JH or Stanford as a result of research concerning the Licensed Invention and identified in Appendix A hereto. Such Appendix to be periodically updated by reasonable mutual agreement and supplied to Licensee by Stanford and JHU.

2.4 "Licensed Patent" means U.S. Patent Application, Serial Number 832,340, filed April 11, 1997, and any divisions, continuations, and continuation in part patent applications (CIPs) which CIPs are directed to subject matter specifically described in the above patent application, and any foreign patent application or equivalent corresponding thereto and any Letters patent or equivalent thereof issuing thereon or reissue, reexamination or extension thereof.

2.5 "Licensed Product" means any product or part thereof in the Licensed Field of Use, the manufacture, use, or sale of which:

      (a) Is covered by a valid claim of an issued, unexpired Licensed Patent directed to the Invention in the country in which it is made, used or sold. A claim of an issued, unexpired Licensed Patent shall be presumed to be valid unless and until it has been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken; or

      (b) Is covered by any claim being prosecuted in a pending application of Licensed Patent(s) in the country in which it is made, used or sold unless such claim has been pending in such application or an earlier application of Licensed Patent(s) for greater than 5 years; or

      (c)   Incorporates any of the Licensed Materials.

2.6   "Licensed Territory" means worldwide.

2.7 "Net Sales" means the gross revenue derived by LICENSEE from Licensed Product, less the following items but only insofar as they actually pertain to the disposition of such Licensed Product by LICENSEE, are included in such gross revenue, and are separately billed:

      (a)   Import, export, excise and sales taxes, and custom duties;

      (b)   Costs of installation at the place of use;

      (c)   Credit for returns, allowances, or trades.

      (d) Costs of insurance, packing and transportation from the place of manufacture to the customer's premises or point of installation; and

      (e) Customary trade, quantity or cash discounts actually allowed or taken. Where Licensed Products are not sold separately, but are sold in combination with or as parts of other products, hereinafter such combinations referred to as "a Combination Product" and the Licensed Product and each such other product being referred to as a Component Product", the Net Sales price to be used for the purpose of calculating royalties payable in respect of Combination Products must be determined by multiplying the Net Sales price of the Combination Product by the percentage value of the Licensed Product comprising a Component Product contained in the Combination Product, such percentage value being determined by dividing the current market value of the Licensed Product comprising a Component Product by a sum of the separate current market values of each of the Component Products which are contained in the Combination Product. The current market value of each of the Component Products must be for a quantity comparable to that contained in the Combination Product and of the same class, purity and potency. When no current market value is available for a Component Product, a reasonable hypothetical market value for such Component Product based upon the allocation of the same proportions of costs, reasonable overhead and profits (all of which must be determined on the basis of generally accepted accounting principles) as are or should be allocated to similar Component Products and having an ascertainable market value.

3.    GRANT

3.1   (a)   STANFORD and JHU hereby grants and LICENSEE hereby accepts a license in the Licensed Field of Use to make, use, and sell Licensed Product in the Licensed Territory and to use Invention and Licensed
            Materials.

      (b) LICENSEE acknowledges that STANFORD and JHU have granted to HHMI a royalty-free, non-exclusive, non-transferable license with respect to the Invention, the Licensed Materials, and the Licensed Patents solely for HHMI's research and other noncommercial purposes.

3.2 Said license set forth in Section 3.1(a) above is Exclusive, including the right to sublicense pursuant to Article 12, in the Licensed Field of Use for a term commencing as of the Effective Date and ending, on a country-by-country basis, 12 years from the date of first commercial sale of a Licensed Product by LICENSEE or sublicensee(s) in such country. LICENSEE agrees to promptly inform STANFORD in writing of the date of first commercial sale. If three months prior to the expiration of the exclusive term, LICENSEE can demonstrate to STANFORD that it has and will continue to effectively exploit the Inventions, Licensed Patents and Licensed Materials under this Agreement, then the term of the exclusive rights granted may be extended, such extension not to be unreasonably withheld by STANFORD. Upon expiration of the exclusive term of the license, said license shall be nonexclusive until expiration of the last to expire of Licensed Patents.

3.3 STANFORD and JHU shall have the right to practice the Invention and use the Licensed Materials for their own research and other noncommercial purposes or in non-commercial research collaborations with third party academic or not-for-profit research institutions, including STANFORD's and JHU's right to make Licensed Materials available to colleagues at academic and not-for-profit institutions. Any Licensed Materials that are transferred to a third party academic or not-for-profit institution by STANFORD or JHU shall be sent by Ontogeny tinder an MTA. STANFORD and JHU shall have the right to publish any information included in Licensed Patents.

4.    DILIGENCE

4.1 As an inducement to STANFORD and to JHU to enter into this Agreement, LICENSEE agrees to use reasonable efforts and diligence to proceed with the development, manufacture, and sale or lease of Licensed Product and to diligently develop markets for

  Confidential Materials omitted and filed separately with the Securities and
                Exchange Commission. Asterisks denote omissions.

      the Licensed Product. Unless LICENSEE has a Licensed Product available for commercial sale prior to 2020, LICENSEE agrees that STANFORD may terminate this Agreement. Anytime after ten (10) years from the date of license, STANFORD may terminate this Agreement if ONTOGENY or a sublicensee has not sold a Licensed Product for a period of 1 year and is not demonstrably engaged in a research, development, manufacturing, marketing or licensing program, as appropriate, directed toward the development and commercialization of the licensed subject matter.

4.2 Progress Report - On or before September 1 of each year until LICENSEE markets a Licensed Product, STANFORD may request in writing that LICENSEE shall submit a written annual report to STANFORD covering the preceding year ending June 30, regarding the progress of LICENSEE toward commercial use of Licensed Product. Such report shall include, as a minimum, information sufficient to enable STANFORD and JHU to satisfy reporting requirements of HHMI and for STANFORD to ascertain progress by LICENSEE toward meeting the diligence requirements of this Article 4.

5.    ROYALTIES

5.1 In connection with a Letter of Intent signed by the parties on August 28, 1998, LICENSEE has paid to STANFORD a noncreditable, nonrefundable license issue royalty of [**], which money was to be held in escrow until the execution of this Agreement.

5.2 Beginning October 1, 1999 and each October 1 thereafter, LICENSEE also shall pay to STANFORD the following yearly royalty:

            Anniversaries 1-5             [**]

            Anniversary 6 and thereafter  [**].

      If this agreement becomes non-exclusive, the yearly royalty shall be reduced to an amount equal to 1/n times the yearly royalty in this Section
      5.2 owed during the exclusive period of the Agreement where n equals that number of licensees of the Licensed Patent.

      Said yearly royalty payments are nonrefundable, but they are creditable against earned royalties to the extent provided in Paragraph 5.5.

5.3 In addition, LICENSEE shall pay STANFORD earned royalties on Net Sales as follows:

            Royalties on Net Sales by Ontogeny:

      (a) If gene product claimed in Licensed Patent is the drug and Licensed Patent is the sole patent/patent application covering sale of such Licensed Product: [**]

      (b) If Licensed Patent is the key, but not sole, patent/patent application having claim(s) covering sale of Licensed Product: [**]

      (c) If patent claim of Licensed Patent covers sale of Licensed Product, but is not key patent/patent application covering sale of Licensed
            Product: [**]

  Confidential Materials omitted and filed separately with the Securities and
                Exchange Commission. Asterisks denote omissions.

      (d) If product commercialized by LICENSEE is not covered by a claim of Licensed Patents, but such product is identified or discovered in material part through the use of a Licensed Product:

            on Net Sales in the United States up to [**]               [**]
            on Net Sales in the United States over [**]                [**]

      If this agreement becomes non-exclusive, the royalty shall be reduced to an amount equal to 1/n times the earned royalty in this Section 5.3 owed during the exclusive period of the Agreement where n equals the number of licensees of the Licensed Patent.

5.4 LICENSEE also agrees to make the following milestone payments for the first Licensed Product to attain such a milestone:

            Upon IND filing                                 [**]
            Initiation of Phase III clinical trials         [**]
            Upon NDA filing                                 [**]

      Said milestone payments are nonrefundable, but they are creditable against earned royalties in the manner set forth in Section 5.5.

5.5 Creditable payments under Sections 5.2 and 5.4 of this Agreement shall be an offset to LICENSEE against up to fifty percent (50%) of each earned royalty payment which LICENSEE would be required to pay pursuant to Paragraph 5.3 until the entire credit is exhausted.

5.6 If this Agreement is not terminated in accordance with other provisions hereof, LICENSEE's obligation to pay royalties hereunder shall continue for so long as LICENSEE, by its activities would, but for the license granted herein, infringe a valid claim of an unexpired Licensed Patent of STANFORD covering said activity or, with regard to a product set forth in Paragraph 5.3(d) which is not covered by a claim of Licensed Patent, until 6 years after first commercial sale of a product set forth in Paragraph
      5.3 (d).

5.7 The royalty on sales in currencies other than U.S. Dollars shall be calculated using the appropriate foreign exchange rate for such currency quoted by the Bank of America (San Francisco) foreign exchange desk, on the close of business on the last banking day of each calendar quarter. Royalty payments to STANFORD shall be in U.S. Dollars. All non-U.S. taxes related to royalty payments shall be paid by LICENSEE and are not deductible from the payments due STANFORD. In the event that LICENSEE is required to withhold taxes imposed upon STANFORD for any payment under this Agreement by virtue of the statutes, laws, codes or governmental regulations of a foreign country in which Licensed Products are sold, then such payments will be made by LICENSEE without deduction from the payment due STANFORD. STANFORD shall assist LICENSEE as reasonably requested by LICENSEE and at LICENSEE's expense, in recovering such taxes to the extent possible tinder applicable tax laws and treaties.

5.8 Within forty-five (45) days after receipt of a statement from STANFORD, LICENSEE shall reimburse STANFORD for all costs incurred by STANFORD, prior to the Effective Date which shall not exceed $12,000, in connection with the preparation, filing, and prosecution of all patent applications and maintenance of patents corresponding to the Invention. After the Effective Date, and during the exclusive term of the license, LICENSEE will be responsible for the filing, prosecution and maintenance of the Licensed Patent (s) and the costs incurred by LICENSEE related to such filing, prosecution and maintenance. Licensee may use patent counsel of its own choosing, reasonably acceptable to STANFORD and JHU, provided that STANFORD and JHU shall be kept informed of and shall receive copies of all documentation and substantive actions pertaining to the filing, prosecution and maintenance of Licensed Patent(s). STANFORD and JHU shall have reasonable opportunities to participate in decision making and LICENSEE will use diligent efforts to incorporate STANFORD's and JHU's reasonable suggestions. If LICENSEE elects not to continue to seek or maintain patent protection on any Licensed Patent in any country during the exclusive term of the license, STANFORD and JHU shall have the right, at its expense, to procure, maintain and enforce in any country such Licensed Patent(s) and LICENSEE shall have no further rights under the Licensed Patent(s) in such country.

5.9 Only one royalty is due on each Licensed Product sold by LICENSEE regardless of whether its manufacture, use or sale are or shall be covered by more than one patent or patent application included in Licensed Patent
      (s) licensed under this Agreement, and no further royalties will be due for use of such Licensed Product by LICENSEES customers.

5.10 STANFORD and JHU shall work out a mutually agreeable arrangement for the sharing of revenue underneath this Exclusive License Agreement.

6.    ROYALTY REPORTS, PAYMENTS, AND ACCOUNTING

6.1 Quarterly Earned Royalty Payment and Report - Beginning with the first sale of a Licensed Product, LICENSEE shall make written reports (even if there are no sales) and earned royalty payments to STANFORD within forty-five (45) days after the end of each calendar quarter. This report shall state the number, description, and aggregate Net Sales of Licensed Product during such completed calendar quarter, and resulting calculation pursuant to Paragraph 5.3 of earned royalty payment due STANFORD for such completed calendar quarter. Concurrent with the making of each such report, LICENSEE shall include payment due STANFORD of royalties for the calendar quarter covered by such report.

6.2 Accounting - LICENSEE agrees to keep and maintain records for a period of three (3) years showing the manufacture, sale, use, and other disposition of products sold or otherwise disposed of under the license herein granted. Such records will include general ledger records showing cash receipts and expenses, and records which include production records, customers, serial numbers, and related information in sufficient detail to enable the royalties payable hereunder by LICENSEE to be determined. LICENSEE further agrees to permit its books and records to be examined by an independent certified public accountant selected by STANFORD and acceptable to LICENSEE from time to time to the extent necessary to verify reports provided for in Paragraph 6.1. Such examination is to be made at the expense of STANFORD, except in the event that the results of the audit reveal an underreporting of royalties due STANFORD of five percent (5%) or more, then the audit costs shall be paid by LICENSEE.

7.    WARRANTIES

7.1 To the best of STANFORD's OTL and JHU's OTL knowledge, STANFORD and JHU are sole owners of U.S. Patent Application, Serial No. 832,340, filed April 11, 1997.

7.2   Nothing in this Agreement is or shall be construed as:

      (a) A warranty or representation by STANFORD or JHU as to the validity or scope of any Licensed Patent;

      (b) A warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents, copyrights, and other rights of third parties; however, STANFORD does represent that neither it nor JHU has received notice of any assertion that any of the patents or subject inventions infringe upon any third party's know-how, patent or other intellectual property rights as of the Effective Date.

      (c) An obligation to bring or prosecute actions or suits against third parties for infringement, except to the extent and in the circumstances described in Article 11;

      (d) Granting by implication, estoppel, or otherwise any licenses or rights under patents or other rights of STANFORD or JHU or other persons other than Licensed Patent, regardless of whether such patents or other rights are dominant or subordinate to any Licensed Patent; or

      (e) A warranty or representation by STANFORD or JHU that any Letters Patent will issue with respect to Licensed Patent.

7.3 Except as expressly set forth in this Agreement, STANFORD or JHU MAKE NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE INVENTION, THE LICENSED PATENT, OR THE LICENSED PRODUCT WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS OR ANY OTHER EXPRESS OR IMPLIED WARRANTIES.

7.4 LICENSEE agrees that nothing in this Agreement grants LICENSEE any express or implied license or right under or to U.S. Patent 4,656,134 'Amplification of Eucaryotic Genes' or any patent application corresponding thereto.

8.    INDEMNITY

8.1 LICENSEE agrees on behalf of itself and each Affiliate to indemnify, hold harmless, and defend STANFORD, JHU, and Stanford Health Services, JHU, HHMI and UCSF Stanford Health Care and their respective trustees, officers, employees, students, and agents against any and all claims, actions, demands, suits or causes of action for damages, whether arising from death, illness, personal injury, property damage, and improper business practices, or otherwise, arising out of (a) any breach or alleged breach of this Agreement by LICENSEE and to the extent that the LICENSEE may be responsible for payment to a third party under this indemnity, or any of its Affiliates or any company that has a controlling interest in LICENSEE, or (b) any manufacture, use, sale, or other disposition of Invention, Licensed Patent, Licensed Material, or Licensed Product, by LICENSEE or its affiliates except if such claims are due to the gross negligence or willful acts of STANFORD and JHU. STANFORD agrees to promptly notify LICENSEE in writing of any such claim, other than any claim for breach of this Agreement by LICENSEE, LICENSEE shall manage and control, at its own expense, the defense of such claim and its settlement, utilizing attorney's reasonably acceptable to STANFORD, JHU and HHMI. LICENSEE agrees not to settle any such claim against any Indemnitee without STANFORD's, JHU's and HHMI's written consent where such settlement would include any admission of liability on the part of any Indemnitee, where the settlement would impose any restriction on the conduct by the Indemnitee of any of its activities, or where the settlement would not include an unconditional release of such Indemnitee from all liability for claims that are the subject matter of such claim. STANFORD, HHMI and JHU shall not settle any claim covered by the indemnity without the prior written consent of LICENSEE which consent shall not be unreasonably withheld or delayed. This section 8.1 will survive termination of this Agreement.

8.2 Without limiting Section 8.1, STANFORD shall not be liable for any indirect, special, or consequential damages whatsoever unless due to the gross negligence or willful misconduct of STANFORD or JHU. STANFORD and JHU shall have no responsibilities or liabilities whatsoever with respect to Licensed Products.

8.3 LICENSEE shall at all times comply, through insurance or self-insurance, with all statutory workers' compensation and employers' liability requirements covering any and all employees with respect to activities performed under this Agreement.

8.4 In addition to the foregoing, LICENSEE shall maintain, during the term of this Agreement, Comprehensive General Liability Insurance, including Products Liability Insurance, with reputable and financially secure insurance carrier(s) to cover the activities of LICENSEE and its sublicensee(s). Upon initiation of clinical trials of the Licensed Product, such insurance shall provide minimum limits of liability of $5,000,000 and shall expressly include STANFORD, Stanford Health Services, HHMI, JHU, their respective trustees, directors, officers, employees, students, and agents as additional insureds. Such insurance shall be written to cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement up to a limit of 7 years after the product is no longer sold and should be placed with carriers with ratings of at least A- as rated by A.M. Best. At STANFORD's request, LICENSEE shall furnish a Certificate of Insurance evidencing primary coverage and requiring thirty (30) days prior written notice of cancellation or material change to STANFORD. LICENSEE shall advise STANFORD, in writing, that it maintains excess liability coverage (following form) over primary insurance for at least the minimum limits set forth above. All such insurance of LICENSEE shall be primary coverage; insurance of STANFORD, HHMI, JHU or Stanford Health Services shall be excess and noncontributory.

9.    MARKING

      Prior to the issuance of patents on the Invention, LICENSEE agrees to mark Licensed Products (or their containers or labels) made, sold, or otherwise disposed of by it under the license granted in this Agreement with the words "Patent Pending," and following the issuance of one or more patents, with the numbers of the Licensed Patent.

10.   STANFORD NAMES AND MARKS

      LICENSEE agrees not to identify STANFORD, JHU or HHMI in any promotional advertising or other promotional materials to be disseminated to the public or any portion thereof or to use the name of any STANFORD, JHU or HHMI faculty member, employee, or student or any trademark, service mark, trade name, or symbol of STANFORD, JHU or HHMI or the Stanford Health Services, or that is associated with any or either of them, without STANFORD's, JHU's or HHMI's prior written consent.

11.   INFRINGEMENT BY OTHERS: PROTECTION OF PATENTS

11.1 LICENSEE, STANFORD and JHU shall promptly inform the other party of any suspected infringement of any Licensed Patent by a third party. During the exclusive period of this Agreement, STANFORD and LICENSEE each shall have the right to institute an action for infringement of the Licensed Patent(s) against such third party in accordance with the following:

      (a) Within 30 days of notification, if STANFORD and LICENSEE agree to institute suit jointly, the suit shall be brought in both their names, the out-of-pocket costs thereof shall be borne equally, and any recovery or settlement shall be shared equally. LICENSEE and STANFORD shall agree to the manner in which they shall exercise control over such action. Each party may, if it so desires, also be represented by separate counsel of its own selection, the fees for which counsel shall be paid by such party.

      (b) If STANFORD and LICENSEE do not institute suit jointly within 30 days of notification as set forth in 11.1(a), LICENSEE shall be empowered to bring suit in its own name to enjoin such infringement. Licensee shall bear the entire cost of such litigation and shall be entitled to retain the entire amount of any recovery or settlement. However, any recovery in excess of litigation costs will be considered Net Sales, and LICENSEE will pay STANFORD royalties as indicated in Section 5.3. STANFORD shall provide reasonable assistance to LICENSEE in the prosecution of any such suit brought by LICENSEE.

      (c) In the event that LICENSEE does not terminate such infringement or initiate steps to do so within six months of learning of such infringement, STANFORD may bring suit against infringer at its sole expense and shall be entitled to retain the entire amount of any recovery or settlement. LICENSEE will give reasonable assistance to STANFORD in the prosecution of any such suit brought by STANFORD. This Paragraph 11.1 shall survive termination of this Agreement.

11.2 Should either STANFORD or LICENSEE commence a suit under the provisions of Paragraph 11.1 and thereafter elect to abandon the same, it shall give timely notice to the other party who may, if it so desires, continue prosecution of such suit, provided, however, that the sharing of expenses and any recovery in such suit shall be as agreed upon between STANFORD and LICENSEE.

12.   SUBLICENSE(S)

12.1 LICENSEE may grant sublicense(s) to Licensed Patents and Licensed Materials during the term of this Agreement.

12.2 If LICENSEE is unable or unwilling to serve or develop a potential market or market territory for which there is a willing sublicensee(s), LICENSEE will, at STANFORD's request, negotiate in good faith a sublicense(s) hereunder. Bona fide business concerns of LICENSEE will be considered in any good faith negotiations for a sublicense under this Agreement.

12.3 Any sublicense(s) granted by LICENSEE under this Agreement shall be subject and subordinate to terms and conditions of this Agreement, except that the earned royalty rate specified in the sublicense(s) may be at higher rates than the rates in this Agreement and the sublicensee may further sublicense any rights under Licensed Patents or Licensed Materials only as: (a) needed or implied in the course of distribution, installation or performance of service as required for the sale to an end user of Licensed Products or Licensed Materials, or (b) not specifically rejected in writing by STANFORD within thirty (30) days of written notification of sub-sublicensee by LICENSEE, any such rejection not being unreasonably made by STANFORD. Without limiting the foregoing, any such sublicense(s) also shall expressly include the provisions of Articles 6, 7, 8, 10 and 15 for the benefit of STANFORD, JHU and/or HHMI, as the case may be, and provide, at LICENSEE'S option, for the transfer of all obligations, including the payment of royalties specified in such sublicense(s), to STANFORD or its designee, in the event that this Agreement is terminated.

12.4 LICENSEE agrees to promptly provide STANFORD in confidence with a copy of the relevant portions of any sublicense granted pursuant to this Article 12.

  Confidential Materials omitted and filed separately with the Securities and
                Exchange Commission. Asterisks denote omissions.

12.5 LICENSEE will pay to STANFORD [**] of all payments received from a sublicensee in consideration for the sublicensing of Licensed Patents as well as [**] of any royalties, fees or other amounts received by LICENSEE as a result of the sublicensee's sale of Licensed Products, excluding equity payments, milestone payments, amounts paid to fund research and development activities conducted by LICENSEE, and

12.6 reimbursement of patent costs. If LICENSEE is required to pay royalties to an additional party, STANFORD agrees in good faith to consider negotiating a reduction in royalties under this section.

13.   TERMINATION

13.1 LICENSEE may terminate this Agreement by giving STANFORD notice in writing at least thirty (30) days in advance of the effective date of termination selected by LICENSEE.

13.2  STANFORD and JHU may terminate this Agreement if LICENSEE:

      (a)   Is in default in payment of royalty or providing of reports;

      (b)   Is in breach of any provision hereof; or

      (c) Provides any false report; and LICENSEE fails to remedy any such default, breach, or false report within thirty (30) days after written notice thereof by STANFORD.

13.3  Surviving any termination are:

      (a)   LICENSEE's obligation to pay royalties accrued or accruable;

      (b) Any cause of action or claim of LICENSEE or STANFORD, accrued or to accrue, because of any breach or default by the other party; and

      (c)   The provisions of Articles 6, 7, and 8;

      (d) The obligation to pay earned royalties under Paragraph 53(d) shall survive any termination until 6 years after first commercial sale of such product..

14.   ASSIGNMENT

      This Agreement may not be assigned except that LICENSEE may assign this Agreement to a party which acquires all or substantially all of that portion of LICENSEE's business to which this Agreement pertains, ,whether by merger, sale of assets or otherwise

15.   ARBITRATION

15.1  Apart from any controversy or claim pertaining to HHMI's rights under
      Article 8 or otherwise under this Agreement, any controversy arising under or related to this


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

      Agreement, and any disputed claim by either 0 party against the other under this Agreement excluding any dispute relating to patent validity or infringement arising under this Agreement, shall be settled by arbitration in accordance with the Licensing Agreement Arbitration Rules of the American Arbitration Association.

15.2 Upon request by either party, arbitration will be by a third party arbitrator mutually agreed upon in writing by LICENSEE and STANFORD within thirty (30) days of such arbitration request. Judgment upon the award rendered by the arbitrator shall be final and nonappealable and may be entered in any court having jurisdiction thereof.

15.3 The parties shall be entitled to discovery in like manner as if the arbitration were a civil suit in the California Superior Court. The Arbitrator may limit the scope, time and/or issues involved in discovery.

16.   NOTICES

      All notices under this Agreement shall be deemed to have been fully given when done in writing and deposited in the United States mail, registered or certified, and addressed as follows:

To STANFORD:              Office of Technology Licensing
                          Stanford University
                          900 Welch Road, Suite 350
                          Palo Alto, CA 94304-1850
                          Attention: Director

To LICENSEE:              Ontogeny, Inc.
                          45 Moulton Street
                          Cambridge, MA 02138-1118
                          Attention: President and CEO

      Either party may change its address upon written notice to the other party.

17.   WAIVER

      None of the terms of this Agreement can be waived except by the written consent of the party waiving compliance.

18.   APPLICABLELAW

      This Agreement shall be governed by the laws of the State of California applicable to agreements negotiated, executed and performed wholly within California.

19.   CONFIDENTIALITY

      STANFORD and JHU agree that reasonable effort shall be used to maintain the confidentiality of reports or documents received from LICENSEE by STANFORD pursuant to this Agreement, provided that such reports or documents are marked as confidential.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate originals by their duly authorized officers or representatives.


THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIQR
UNIVERSITY


Signature:   /s/ Katharine Ku
          ----------------------------------------------
                 Name:  Katharine Ku
                 Title:  Director Oncology Licensing
                 Date:  November 5, 1998

JOHN HOPKINS UNIVERSITY


Signature:  /s/ Bart Chernow
          ----------------------------------------------
                 Name:  Bart Chernow, M.D.
                 Title:  Vice Dean for Research and Technology
                 Date:  November 16, 1998

ONTOGENY, ICN.


Signature:  /s/ Raul Rodriguez
          ----------------------------------------------
                 Name:  Raul Rodriguez
                 Title:  Vice President, Business Development
                 Date:  December 1, 1998


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                       APPENDIX A - LICENSED MATERIALS

                                    (NONE)